UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2012

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Meadowthorpe Acquisition

On May 9, 2012, Phillips Edison – ARC Shopping Center REIT Inc., a Maryland corporation (the “Company”), through a joint venture formed between a group of institutional international investors advised by CBRE Investors Global Multi Manager (the “CBRE Global Investors”) and the Company’s wholly-owned subsidiary (the “Joint Venture”), purchased a shopping center containing 87,384 rentable square feet located on approximately 13.6 acres of land in Lexington, Kentucky (“Meadowthorpe”) for approximately $8.55 million, exclusive of closing costs. The Company holds an approximate 54% interest in the Joint Venture and the CBRE Global Investors hold the remaining approximate 46% interest. The Joint Venture funded a portion of the purchase price through the assumption of existing mortgage indebtedness in the amount of $5.0 million. The remainder of the purchase price was funded with proceeds of approximately $3.55 million drawn from the Joint Venture’s existing property-level credit facilities. Meadowthorpe, which was constructed in 1989, was purchased collectively from Cole Meadowthorpe, LLC, Compass Capital, LLC, Kaufmann Meadowthorpe, LLC, Singleton Meadowthorpe, LLC, and Nicol Meadowthorpe, LLC. Each of the individual sellers is a Kentucky limited liability company and is not affiliated with the Company, its advisor or its sub-advisor.

Meadowthorpe is approximately 95.6% leased to 16 tenants. The largest tenant at Meadowthorpe is a Kroger grocery store, which occupies approximately 50.4% of the rentable square feet at Meadowthorpe. The current aggregate annual effective rent for the tenants of Meadowthorpe is approximately $778,000 and the current weighted-average remaining lease term for the tenants is approximately 3.6 years. The current weighted-average effective rental rate over the lease term, which is calculated as the annualized effective rent divided by the leased square feet, is $9.31 per square foot.

Based on the current condition of Meadowthorpe, the Company does not believe that it will be necessary to make significant renovations to Meadowthorpe. However, the Company does expect to address certain deferred maintenance items. The Company’s management believes that Meadowthorpe is adequately insured.

New Windsor Acquisition

On May 9, 2012, the Joint Venture purchased a shopping center containing 95,877 rentable square feet located on approximately 11.6 acres of land in Windsor, Colorado (“New Windsor”) for approximately $5.55 million, exclusive of closing costs. The Joint Venture funded the purchase price with proceeds drawn from the Joint Venture’s existing property-level credit facilities. New Windsor, which was constructed in 2004, was purchased from Wells Fargo Bank, N.A., which is not affiliated with the Company, its advisor or its sub-advisor.

New Windsor is approximately 85.9% leased to ten tenants. The largest tenant at New Windsor is King Soopers, which occupies approximately 69.4% of the rentable square feet at New Windsor pursuant to a ground lease. King Soopers is a subsidiary of Kroger. The current aggregate annual effective rent for the tenants of New Windsor is approximately $399,000 and the current weighted-average remaining lease term for the tenants is approximately 4.8 years. The current weighted-average effective rental rate over the lease term, which is calculated as the annualized effective rent divided by the leased square feet, is $13.70 per square foot. Windsor, Colorado is located approximately 60 miles north of Denver.

Based on the current condition of New Windsor, the Company does not believe that it will be necessary to make significant renovations to New Windsor. The Company’s management believes that New Windsor is adequately insured.

Press Release

On May 14, 2012, the Company issued a press release announcing the acquisition of Meadowthorpe and New Windsor.

Item 9.01.	Financial Statements and Exhibits

Ex. 99.1	Press Release announcing the acquisition of Meadowthorpe and New Windsor dated May 14, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: May 14, 2012	By:	/s/ R. Mark Addy
R. Mark Addy
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

Ex. 99.1	Press Release announcing the acquisition of Meadowthorpe and New Windsor dated May 14, 2012